Exhibit 99.1

Sunshine Guaranteed - Priceline Covers Its Vacation Package
Customers With Revolutionary New Guarantee

Free, limited-time promotion provides refund if rain ruins an upcoming trip

NORWALK, Conn., June 2, 2008 . . . Ten years ago, priceline.com® (Nasdaq: PCLN) revolutionized the leisure travel industry with its Name Your Own Price® travel services.  Today, priceline.com revolutionizes leisure travel yet again by becoming the only major online travel agency to offer Sunshine Guaranteed vacation packages to over 100 top vacation destinations in the U.S., Canada, the Caribbean and Europe.

Under the limited-time Sunshine Guaranteed promotion launched today, customers who book a qualifying Priceline vacation package between June 2 and July 17, 2008 and travel between July 1 and September 7, 2008 will be eligible for a refund if their vacation is rained out.  For full details on Priceline’s Sunshine Guaranteed promotion, visit: http://www.priceline.com/promo/sunshine_guarantee.asp

Brett Keller, priceline.com’s Chief Marketing Officer commented, “Ten years ago with our Name Your Own Price® launch, and more recently with our elimination of booking fees on published-price domestic and international airfares, priceline.com has demonstrated a commitment to continually innovate in order to get great deals for our customers.  Now we’re also offering them great weather.  Best of all, these Sunshine Guaranteed vacations are available at the same great prices we offer for all of our packages.  Our customers can book their Sunshine Guaranteed trips and rest assured that there’s a silver lining waiting if Mother Nature doesn’t cooperate.”

There is no additional charge to book a Sunshine Guaranteed vacation package.  Qualifying vacation packages must be 3-8 days in length.  Travel must commence at least 12 days after a package is purchased.  If it rains more than 0.50 inches per day on half or more of the days of a Sunshine Guaranteed vacation (including travel days), priceline.com will provide a refund for 100% of the cost of airfare, hotel, rental car and attractions and services components of the Sunshine Guaranteed vacation package.

Rainfall amounts are measured at the destination airport of the vacation package. The daily amount of rain that falls at the destination airport will be determined from measurements provided by the National Weather Service or other independent agency. Rainfall will also be audited by a private independent provider of weather information.

Priceline.com will automatically check the rainfall for each customer and will issue qualifying refunds within three weeks of trip completion.  Priceline.com also will provide vacationers with a customized link so they can track their rainfall online.  Priceline’s Sunshine Guaranteed promotion is being powered by WeatherBill (www.weatherbill.com).

Priceline’s vacation packages service lets customers choose the exact hotel and airline flights they want.  By booking their hotel and airfare together, they can save up to $325 over the cost of booking them separately.  Customers can see flight times and airlines, as well as hotel pictures, descriptions, amenities and more.

In addition to their flights and hotels, Priceline’s vacation package customers can book rental cars, airport transfers, tours and attractions.  All vacation packages are covered by a best-price guarantee.  If, within 24 hours of purchase, a customer finds a better price for the identical package, Priceline will refund 100% of the difference.

Here are some sample packages that were available on Priceline on May 21, 2008.  Prices and availability are always subject to change.  All packages to these destinations that are purchased between June 2 and July 17, 2008 for travel between July 1 and September 7, 2008 will be covered by the Sunshine Guaranteed promotion.

•                  Orlando, $510 per person.  August 9-15, 2008.  Includes round trip airfare from Newark, NJ, and 6 nights’ accommodations at the 3-star Crowne Plaza Universal Orlando.

•                  Las Vegas, $409 per person.  July 13-16, 2008.  Includes round trip airfare from Chicago and 3 nights’ accommodations at the 3-star Bally’s Las Vegas Hotel & Casino.

•                  London, $1,218 per person.  September 1-7, 2008.  Includes round trip airfare from New York and 5 nights’ accommodations at the 4-star Melia White House.

•                  Miami, $511 per person.  July 3-6, 2008.  Includes round trip airfare from Washington, DC, and 3 nights’ accommodations at the 3-star Hotel Astor in the heart of South Beach.

•                  Boston, $841 per person.  July 23-27, 2008.  Includes round trip airfare from New York and 4 nights’ accommodations at the 4-star Colonnade Hotel.

•                  San Diego, $595 per person.  August 20-25, 2008.  Includes round trip airfare from Denver and 5 nights’ accommodations at the 3-star Hotel La Jolla at The Shores.

•                  New York, $557 per person.  September 5-8, 2008.  Includes round trip airfare from Atlanta and 3 nights’ accommodations at the 3-star Club Quarters Midtown.

About Priceline.com(R) Incorporated

Priceline.com Incorporated (Nasdaq: PCLN) www.priceline.com provides online travel services in 21 languages in over 60 countries in Europe, North America, Asia, the Middle East and Africa. Priceline.com operates Booking.com, a leading international online hotel reservation service, priceline.com, a leading U.S. online travel service for value-conscious leisure travelers, and Agoda.com, an Asian online hotel reservation service.

Priceline.com believes that Booking.com is Europe’s largest and fastest growing hotel reservation service, with a network of affiliated Web sites. Booking.com operates in over 60 countries in 17 languages and offers its customers access to over 45,000 participating hotels worldwide.

In the U.S., priceline.com gives customers more ways to save on their airline tickets, hotel rooms, rental cars, vacation packages and cruises than any other Internet travel service. In addition to getting great published prices, leisure travelers can narrow their searches using priceline.com’s TripFilter advanced search technology, customize their search activity through priceline.com’s Inside Track features, create packages to save even more money, and take advantage of priceline.com’s famous Name Your Own Price® service, which can deliver the lowest prices

Priceline.com also operates the following travel websites: Travelweb.com, Lowestfare.com, RentalCars.com and BreezeNet.com. Priceline.com also has a personal finance service that offers home mortgages, refinancing and home equity loans through an independent licensee. Priceline.com licenses its business model to independent licensees, including priceline mortgage and certain international licensees.

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Press information:   Brian Ek  203-299-8167  (brian.ek@priceline.com)